REVOLVING CREDIT AND SECURITY AGREEMENT

between

ZYNEX, INC.
ZYNEX MEDICAL, INC.

and

CAPITALSOURCE BANK

Dated as of

March 19, 2010

TABLE OF CONTENTS

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the **"Agreement"**) dated as of March 19, 2010 is entered into between **ZYNEX, INC.**, a Nevada corporation, and **ZYNEX MEDICAL, INC.**, a Colorado corporation (individually, a **"Borrower"** and collectively, the **"Borrowers"**), and **CAPITALSOURCE BANK**, a California industrial bank (the **"Lender"**).

WHEREAS, the Borrowers have requested that Lender make available to Borrowers a revolving credit facility (the **"Revolving Facility"**) in a maximum principal amount at any time outstanding of up to Three Million Five Hundred Thousand Dollars ($3,500,000) (the **"Facility Cap"**), the proceeds of which shall be used by Borrower as a provider of healthcare products or services, and to refinance existing indebtedness incurred in the generation of receivables and for the generation of receivables and for any other lawful purpose permitted under this Agreement and for payments to Lender hereunder; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrowers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, and intending to be legally bound, Borrowers and Lender hereby agree as follows:

1. DEFINITIONS

1.1. General Terms

In addition to the definitions above and elsewhere in this Agreement, the terms listed in Annex I hereto shall have the meanings given such terms in Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein or in Annex I, any agreement, contract or instrument referred to herein or in Annex I shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. References herein to **"New York City Time"** shall mean eastern standard time or eastern daylight savings time as in effect on any date of determination in New York City, New York. The terms "herein", "hereof" and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including." In any other case, the term "including" when used in any Loan Document means "including without limitation." The term "documents" means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term "incur" means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term. In the event that any Accounting Change (as defined below) or any changes in the current application of GAAP (including any election under FAS 159) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then

Borrower and Lender agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change or change in the current application of GAAP with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such Accounting Change or change in the current application of GAAP as if such Accounting Change or change in the current application of GAAP had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change or change in the current application of GAAP had not occurred.

1.2. Definitions

"Acceptance Notice" shall have the meaning given such term in Section 8.11.

"Accounting Change" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the U.S. Securities and Exchange Commission.

"Accounts" shall mean "accounts" as defined in Section 9-102 of the UCC (including Health Care Insurance Receivables).

"Account Debtor" shall mean "account debtor" as defined in Section 9-102 of the UCC.

"Advance" shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrowers under any Loan Document shall be an Advance for purposes of the Agreement.

"Affiliate" shall mean, as to any Person (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) any other Person which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and which fact has been disclosed to Borrower, and (d) in the case such Person is an individual, any other Person who is an immediate family member, spouse or lineal descendant of individuals of such Person or any Affiliate of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. "Affiliate" shall include any Subsidiary. Notwithstanding anything herein to the contrary, in no event shall Lender be considered an "Affiliate" of any Borrower.

"Applicable Rate" shall mean the interest rate applicable from time to time to Loans under the Agreement.

"Availability" shall mean the value, in U.S. Dollars of eighty-five percent (85%) percent of the Borrowing Base minus, if applicable, amounts reserved pursuant to this Agreement.

"Borrowing Base" shall mean, as of any date of determination, the net collectible Dollar value of Eligible Accounts, as determined with reference to the most recent Borrowing Certificate and

otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be determined by Lender in its Permitted Discretion. For purposes hereof, the net collectible Dollar value of Eligible Accounts is the amount due to Borrowers as a result of a contractual right of payment from third-party payors less deductible obligations and contractual allowances as determined and approved by Lender in its Permitted Discretion.

"Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A attached hereto.

"Borrowing Date" shall the mean the date requested for an Advance by Borrower pursuant to Section 2.3.

"Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in California and New York City are authorized or required by law to remain closed.

"Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

"Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

"Change in Law" shall mean a change in any applicable law or regulation or any change therein or in the interpretation or application thereof.

"Change of Control" shall mean, with respect to any Borrower, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, members, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of twenty-five percent or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than twenty-five percent of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iii) any "change in/of control" or "sale" or "disposition" or similar event as defined in any document governing indebtedness of any Borrower which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof, or (iv) the replacement of a majority of the board of directors of any Borrower over a one-year period from the directors who constituted the board of directors of such Borrower at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such Borrower then still in office who either were

members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

"Chattel Paper" shall mean "chattel paper" as defined in Section 9-102 of the UCC, whether tangible or electronic.

"Claims" shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, litigation, proceedings, investigations, judgments, suits, fees, costs, expenses, charges, advances and disbursements of any kind (including, without limitation, fees, costs, expenses and reasonable charges of counsel (including in-house counsel)).

"Closing" shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

"Closing Date" shall mean the date upon which the Closing occurs.

"Collateral" shall mean, all personal and fixture property of every kind and nature of each Borrower (or, if referring to another Person, such Person), including:

(i) Accounts;

(ii) Documents;

(iii) Chattel Paper;

(iv) Commercial Tort Claims;

(v) Deposit Accounts;

(vi) General Intangibles (including Payment Intangibles and Software);

(vii) Goods (including Equipment, Inventory and all accessions and attachments thereto);

(viii) Instruments;

(ix) Investment Property;

(x) Letter-of-Credit Rights;

(xi) Supporting Obligations;

(xii) copyrights (whether registered or unregistered) and all registrations and applications therefor, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof), trademarks (and all goodwill associated with such trademarks), trade names and service marks (including all registrations and applications for any of the foregoing);

(xiii) money, rights to the payment of money, insurance claims and proceeds; and

(xiv) all proceeds and products of the foregoing.

"Collateral Management Fee" shall mean a monthly fee to be paid by Borrowers to Lender in an amount equal to 0.042% per month of the Facility Cap.

"Commercial Tort Claims" shall mean "Commercial Tort Claims" as defined in Section 9-102 of the UCC.

"Compliance Certificate" shall mean a compliance certificate substantially in the form of Exhibit B attached hereto.

"Concentration Account" shall mean a depository account maintained by Lender or an affiliate of Lender at such bank as Lender may communicate to Borrowers from time to time.

"Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable federal and state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended and in effect from time to time.

"Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

"Default Rate" shall mean at any time the Applicable Rate in effect at such time plus three percent per annum.

"Deposit Accounts" shall mean "deposit accounts" as defined in Section 9-102 of the UCC.

"Distribution" shall mean any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) in respect of any equity interests.

"Documents" shall mean "documents" as defined in Section 9-102 of the UCC.

"Dollars" and the sign "$" each mean the lawful money of the United States of America.

"Eligible Accounts" shall mean each Account arising in the ordinary course of any Borrower's business from the sale or lease of goods or rendering of Services which Lender, in its Permitted Discretion, deems an Eligible Account unless:

(a) such Account is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

(b) such Account is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender;

(c) such Account or any portion thereof (in which case only such portion shall not be an Eligible Account) is payable by a beneficiary, recipient or subscriber individually and not directly by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender in its Permitted Discretion;

(d) such Account arises out of Services rendered or a sale or lease made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of any Borrower;

(e) such Account remains unpaid for longer than one hundred twenty calendar days after the applicable Services were rendered; provided, however, that Lender, in its sole discretion, may increase the number of calendar days set forth in this subsection (e) to one hundred fifty calendar days;

(f) with respect to all Accounts owed by any particular Account Debtor (other than Accounts from Medicaid/Medicare Account Debtors) or its Affiliates, if more than fifty percent of the aggregate balance of all such Accounts owing from such Account Debtor and its Affiliates remain unpaid for longer than one hundred twenty calendar days after the applicable Services were rendered; provided, however, that Lender, in its sole discretion, may increase the number of calendar days set forth in this subsection (f) to one hundred fifty calendar days;

(g) with respect to all Accounts owed by any particular Account Debtor or its Affiliates, twenty-five percent or more of all such Accounts are deemed not to be Eligible Accounts for any reason hereunder (which percentage may, in Lender's Permitted Discretion, be increased or decreased);

(h) with respect to all Accounts owed by any particular Account Debtor or its Affiliates (other than Medicaid/Medicare Account Debtors) if such Accounts exceed twenty percent of the net collectible Dollar value of all Eligible Accounts at any one time to the extent such obligations exceed this percentage (including Accounts from Medicaid/Medicare Account Debtors) (which percentage may, in Lender's Permitted Discretion, be increased or decreased);

(i) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(j) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(k) such Account arises from the sale or lease of property or Services rendered to one or more Account Debtors outside the United States (including any territory or possession of the United States that has adopted Article 9 of the UCC) or that have their principal place of business or chief executive offices outside the United States (including any territory or possession of the United States that has adopted Article 9 of the UCC);

(l) such Account represents the sale or lease of goods or rendering of Services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(m) the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or

otherwise only if all applicable statutes or regulations respecting the assignment of Government Accounts have been complied with as determined by Lender in its Permitted Discretion;

(n) such Account is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

(o) there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Account;

(p) any return, rejection or repossession of goods or Services related to it has occurred;

(q) such Account is not payable to Borrower;

(r) a Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(s) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(t) with respect to any Account arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law; or

(u) such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender's sole discretion.

"EMTALA" shall mean the Emergency Medical Treatment and Active Labor Act, as amended, and the regulations thereunder.

"Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, or protection of human health or employee health and safety (as affected by the environment or by any substance the exposure to which is reasonably suspected of causing harm to human health), as has been, is now, or may at any time hereafter be, in effect.

"Equipment" shall mean "equipment" as defined in Section 9-102 of the UCC.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" shall mean the occurrence of any event set forth in Article X.

"Facility Cap" shall have the meaning given the term in the Recitals of this Agreement.

"Federal Reserve" shall mean the Federal Reserve Bank of the United States.

"Fixtures" shall mean "fixtures" as defined in Section 9-102 of the UCC.

"GAAP" shall mean generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"General Intangibles" shall mean "general intangibles" as defined in Section 9-102 of the UCC.

"Goods" shall mean "goods" as defined in Section 9-102 of the UCC.

"Government Account" shall mean all Accounts arising out of or with respect to any Government Contract.

"Government Contract" shall mean all contracts with any Governmental Authority.

"Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

"Healthcare Laws" shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute"), and 31 U.S.C. Section 3279 et seq. (the False Claims Act).

"HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder.

"Indebtedness" of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and not outstanding more than ninety calendar days after the date such payable was created), (f) all net obligations owing to counterparties under hedging agreements, (g) all obligations with respect to redeemable Capital Stock or repurchase obligations under any Capital Stock issued by such Person, (h) the present value of future rental payments under all synthetic leases and (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made,

discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above.

"Indemnified Person" shall have the meaning given such term in Section 14.4.

"Initial Advance" shall mean the initial Advance.

"Instrument" shall mean "instrument" as defined in Section 9-102 of the UCC.

"Insured Event" shall have the meaning given such term in Section 14.4.

"Insurer" shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of Services, or that has an agreement with any Borrower to compensate it for providing Services to such Person.

"Intellectual Property" shall mean all patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets and software and all rights in the foregoing.

"Inventory" shall mean "inventory" as defined in Section 9-102 of the UCC.

"Investment Property" shall mean "investment property" as defined in Section 9-102 of the UCC.

"Landlord Waiver and Consent" shall mean a waiver/consent from the owner/lessor/mortgagee of any premises either owned or occupied by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

"Letter of Credit Rights" shall mean "letter of credit rights" as defined in Section 9-102 of the UCC, whether or not the letter of credit is evidenced by a writing.

"Liability Event" shall mean any event, fact, condition or circumstance or series thereof (i) in or for which any Borrower becomes liable or otherwise responsible for any amount owed or owing to any Medicaid, Medicare or CHAMPUS/TRICARE program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing (except for immaterial amounts occurring in the ordinary course of business, which amounts shall not in any case be, individually or in the aggregate, in excess of $50,000), (ii) in which Medicaid, Medicare or CHAMPUS/TRICARE payments to any Borrower are lawfully set-off against payments to such Borrower to satisfy any liability of or for any amounts owed or owing to any Medicaid, Medicare or CHAMPUS/TRICARE program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority (except for immaterial amounts occurring in the ordinary course of business, which amounts shall not in any case be, individually or in the aggregate, in excess of $50,000), or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto.

"LIBOR Rate" shall mean a variable per annum percentage rate, as of any date of determination (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event, the next succeeding Business Day will be used); *divided by* (b) the sum of one *minus* the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for "Eurocurrency Liabilities" (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Lender) no longer reports the LIBOR or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index or replacement page, as the case may be.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

"Liquidity Factors" shall mean percentages which Lender, in its credit judgment, may apply to Eligible Accounts by payor class based upon Borrowers' actual recent collection history for each such payor class (i.e. Medicare, Medicaid, commercial insurance, etc.) in a manner consistent with Lender's underwriting practices and procedures, including, without limitation, Lender's review and analysis of, among other things, Borrowers' historical returns, rebates, discounts, credits and allowances, to adjust the Availability.

"Loan" or "Loans" shall mean, individually and collectively, all Advances.

"Loan Documents" shall mean, collectively and each individually, this Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to, or on behalf of, Lender in connection with this Agreement or the Loans, as the same may be amended, modified or supplemented from time to time.

"Lockbox Accounts" shall mean, collectively and each individually, the Deposit Accounts maintained by each Borrower at the Lockbox Banks into which all collections or payments on Borrowers' Accounts and other Collateral are paid and which Accounts and other Collateral are subject to Lender's security interest granted by a Borrower.

"Lockbox Agreement" shall mean an agreement among Lender, any Borrower who has granted a security interest in a Deposit Account and any of the Lockbox Banks governing the Lockbox Accounts, in form and substance satisfactory to Lender.

"Lockbox Banks" shall mean, collectively and each individually, the federally insured banks acceptable to Lender where Borrowers who have granted security interests in a Lockbox Account shall maintain the Lockbox Accounts.

"Management or Service Fee" shall mean any management, service or related or similar fee paid by any Borrower to any Person with respect to any facility owned, operated or leased by any Borrower.

"Material Adverse Change" shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be expected to be adverse to the value of any material portion of the Collateral, or to the priority of Lender's security interest in any portion of the Collateral, (iii) has been or would reasonably be expected to be adverse to the business, operations, prospects, properties, assets, liabilities or financial condition of any Borrower, either individually or taken as a whole, or (iv) has materially impaired or would reasonably be likely to materially impair the ability of any Borrower to pay any portion of the Obligations or otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

"Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.

"Medicaid/Medicare Account Debtor" shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE (f/k/a CHAMPUS), (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state health care program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

"Minimum Termination Fee" shall mean (for the time period indicated) the amount equal to (i) two percent (2%) of the Facility Cap, if the Revolver Termination is after the first anniversary but before the second anniversary of the Closing Date; and (ii) one percent (1%) of the Facility Cap, if the Revolver Termination is on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date.

"New Lending Office" shall have the meaning given such term in Section 14.16(f).

"Non-Compliance Fee" shall mean a daily fee payable by Borrowers equal to the greater of (i) $500, or (ii) five one-hundredths of one percent of the outstanding principal balance of the Obligations as of any date of determination.

"Note" or "Notes" shall mean any promissory note or notes issued pursuant to Section 2.7.

"Obligations" shall mean all present and future obligations, Indebtedness and liabilities of Borrowers to Lender at any time and from time to time of every kind, nature and description, pursuant to or in connection with this Agreement or the Loan Documents including, without limitation, with respect to any Loan or Letter-of-Credit Rights, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, (whether or not evidenced by a Note), including, without limitation, all principal, interest, applicable fees, charges and expenses and all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower for any reason at any time pursuant to or in connection with this Agreement, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

"OFAC" shall mean the U.S. Department of Treasury's Office of Foreign Assets Control.

"Offer" shall mean an offer, term sheet, commitment or similar proposal received from third party to provide any type of financing to any Borrower or any Affiliate of any Borrower.

"Option Period" shall have the meaning given such term in Section 8.11.

"Organizational and Good Standing Documents" shall mean, for any Person (i) a copy of the certificate of incorporation or formation (or other like organizational document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person, (ii) a copy of the bylaws or similar organizational documents of such Person certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person and of every other jurisdiction in which such Person has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the board of directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, certified by an authorized officer of such Person as of the Closing Date.

"Other Taxes" shall have the meaning given such term in Section 14.16(b).

"Paid in Full" and "Payment in Full" shall mean, with respect to the Obligations, all amounts owing with respect thereto (including any interest accruing thereon after the commencement of any proceeding under any Debtor Relief Law by or against any Borrower, whether or not allowed as a claim against such Borrower in such proceeding, but excluding as yet unasserted contingent obligations), have been fully, finally and completely paid in cash.

"Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

"Payment Intangible" shall mean "payment intangible" as defined in Section 9-102 of the UCC.

"Payment Office" shall mean initially the address set forth beneath Lender's name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrowers to be the Payment Office.

"Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

"Permitted Discretion" shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

"Permitted Indebtedness" shall mean any of the following: (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 9.2, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred to purchase Goods and secured by purchase money Liens constituting Permitted Liens, provided that the aggregate amount thereof outstanding at any time shall not exceed $50,000, (iv) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty calendar days from

the billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrowers' independent accountants shall have been reserved, and (vi) borrowings incurred in the ordinary course of business and not exceeding $10,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights and in form and substance satisfactory to Lender.

"Permitted Liens" shall mean any of the following: (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing the type of Permitted Indebtedness set forth under clause (iii) of the definition of "Permitted Indebtedness", or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder; and (vi) Liens disclosed on Schedule 7.4B and Schedule 9.3.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Pledge Agreement" shall mean that certain Pledge Agreement by and between Zynex, Inc. and Lender executed in connection herewith, as modified, amended, restated or supplemented from time to time.

"Receipt" shall have the meaning given such term in Section 14.5.

"Released Parties" shall have the meaning given such term in Section 14.11.

"Releasing Parties" shall have the meaning given such term in Section 14.11.

"Revolver Termination" shall mean the termination of the Revolving Facility for any reason whatsoever.

"Revolving Loan Obligations" shall mean all of the Obligations related to the Revolving Facility.

"Services" shall mean medical and health care services provided to a Person, including, but not limited to, medical and health care services which are covered by a policy of insurance issued by an Insurer, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services.

"Software" shall mean "software" as defined in Section 9-102 of the UCC.

"Solvency Certificate" shall mean a Solvency Certificate substantially in the form of Exhibit C attached hereto.

"Subsidiary" shall mean, (i) as to any Borrower, any Person in which more than fifty percent of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than fifty percent of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.

"Supporting Obligations" shall mean "supporting obligations" as defined in Section 9-102 of the UCC.

"Taxes" shall have the meaning given such term in Section 14.16(a).

"Term" shall mean the period commencing on the Closing Date and ending on the third anniversary of the date hereof.

"Termination Date" shall mean the date of termination of this Agreement set forth in any notice of termination delivered by Borrowers in accordance with Section 13.1(a).

"Transaction" shall have the meaning given such term in Section 8.11.

"Transferee" shall have the meaning given such term in Section 14.2.

"UCC" shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York , then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"Unused Line Fee" shall mean a fee to be paid by Borrowers to Lender on a monthly basis in an amount equal to 0.042% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap.

"Yield Maintenance Amount" shall mean an amount equal to the product of: (A) the all-in effective yield (measured as a percentage per annum) on the Revolving Facility for the six months prior to the Revolver Termination); (B) the Facility Cap; and (C) the quotient of (i) the number of months remaining in the Term, and (ii) twelve.

2. ADVANCES, PAYMENT AND INTEREST

2.1. The Revolving Facility

(a) Subject to the provisions of this Agreement, Lender shall make Advances to Borrowers under the Revolving Facility from time to time during the Term, unless this Agreement is terminated earlier, provided that, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrowers. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrowers may request Advances under the Revolving Facility up to and including the value, in Dollars, of the Availability. Advances under the Revolving Facility shall automatically be made for the payment of interest on the Loans and other Obligations on the date when due to the extent available and as provided for herein.

(b) Lender, in its Permitted Discretion, may further adjust the Availability and the advance rate by applying Liquidity Factors. The Liquidity Factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender's underwriting practices and procedures in its credit judgment. Also, Lender shall have the right to establish from time to time, in its Permitted Discretion, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be advanced to Borrowers under the Revolving Facility pursuant to this Agreement.

2.2. The Revolving Loans; Maturity

All of the Revolving Loan Obligations shall be due and Paid in Full, if not earlier in accordance with this Agreement, on the last day of the Term.

2.3. Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrowers may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City Time) at least one but not more than four Business Days before the proposed Borrowing Date of such requested Advance, a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Thursday of each week during the Term (and more frequently if Lender shall so request if an Event of Default has occurred and is continuing) until the Obligations are Paid in Full and fully performed and this Agreement is terminated, Borrowers shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrowers' accounts receivable and such other supporting documentation as Lender shall reasonably request from time to time. On each Borrowing Date, Borrowers irrevocably authorize Lender to disburse the proceeds of the requested Advance to the appropriate Borrower's account(s) as set forth on Schedule 2.3, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender in writing) via Federal funds wire transfer no later than 4:00 p.m. (New York City Time).

2.4. Promise to Pay; Manner of Payment

Borrowers absolutely and unconditionally promise to pay principal, interest and all other Obligations payable hereunder, or under any other Loan Document, without any defense, right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrowers (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due in Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrowers from time to time. Any such payment received after 4:00 p.m. (New York City Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and fees, as the case may be.

2.5. Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of either the Facility Cap or the Availability shall be immediately due and payable by Borrowers without the necessity of any demand, at the Payment Office.

2.6. Payments by Lender

If Borrowers fail to make any payment required under any Loan Document as and when due and within any applicable grace period, Lender may make such payment, which payment shall be an Advance as of the date such payment is due notwithstanding the Availability, and Borrowers irrevocably authorize disbursement of any such funds to Lender by way of direct payment of the relevant amount. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until all of the Obligations have been fully performed Paid in Full and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower's failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers' account as an Advance under the Revolving Facility.

2.7. Evidence of Loans

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the Indebtedness and Obligations to Lender resulting from each Loan made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.7 (the **"Register"**) shall be prima facie evidence of the existence and amounts of the Obligations and Indebtedness therein recorded; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the joint and several obligations of Borrowers to repay the Loans or Obligations in accordance with their terms.

(c) Lender will account to Borrowers monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and

conclusive unless Lender is notified by Borrowers in writing to the contrary within fifteen calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d) Borrowers agree that:

(i) upon written notice by Lender to Borrowers that a Note or other evidence of Indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, Lender, Borrowers shall promptly (and in any event within three Business Days after any such request) execute and deliver to Lender an appropriate Note or Notes in form and substance reasonably acceptable to Lender and Borrower;

(ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrowers for cancellation) hereunder, as the same may be amended, modified, divided, supplemented or restated from time to time; and

(iii) upon Lender's written request, and in any event within three Business Days after any such request, Borrowers shall execute and deliver to Lender new Notes and divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrowers within a reasonable period of time after Lender's receipt of the replacement Notes.

3. INTEREST AND FEES

3.1. Interest on the Revolving Facility

Commencing April 1, 2010, and continuing until the later of the expiration of the Term and the Payment in Full and full performance of all of the Obligations and termination of this Agreement, interest on outstanding Advances under the Revolving Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of the LIBOR Rate plus 4.0% in accordance with the procedures provided for in Section 2.4 and Section 5.1, provided however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest at any time hereunder, the LIBOR Rate shall be not less than 3.0%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

3.2. Commitment Fee

On the Closing Date, Borrowers shall pay to Lender $35,000, which amount represents one half of the total $70,000 commitment fee (the **"Commitment Fee"**). The Commitment Fee shall be fully earned on the Closing Date. On or before the 31st day following the Closing Date, Borrowers shall pay to Lender the remaining $35,000 of the Commitment Fee.

3.3. Unused Line Fee

Borrowers shall pay Lender the Unused Line Fee monthly in arrears on the first day of each calendar month (starting with the calendar month immediately following the calendar month in which the Closing Date occurs).

3.4. Collateral Management Fee

Borrowers shall pay Lender as additional interest the Collateral Management Fee. The Collateral Management Fee shall be payable monthly in arrears on the first day of each calendar month (starting with the calendar month immediately following the calendar month in which the Closing Date occurs).

3.5. Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of three hundred and sixty days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith. All fees hereunder shall be non-refundable and deemed fully earned when due and payable.

3.6. Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, Lender may increase the Applicable Rate of interest in effect at such time with respect to the Obligations, without notice, to the Default Rate which Default Rate shall continue post-judgment and subsequent to the date that the provisions of any applicable Debtor Relief Law are exercised by or against a Borrower unless the statutory post-judgment rate of interest is higher in which case such statutory rate shall apply.

4. GRANT OF SECURITY INTERESTS

4.1. Security Interest; Collateral

(a) To secure the payment and performance in full of the Obligations, each Borrower (or if referring to another Person, such Person) hereby grants to Lender a continuing security interest in and Lien upon, and pledges and assigns to Lender, all of its right, title and interest in and to the Collateral, wherever located, whether now owned or hereafter acquired or arising.

(b) The grant of the security interest contained in Section 4.1(a) shall not extend to, and the term "Collateral" shall not include any General Intangibles, now or hereafter held or owned by any Borrower, to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law, or under the terms of the governing document applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term "Collateral" shall include each of the following: (i) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to

the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (ii) any and all proceeds of such General Intangibles to the extent that the proceeds are not themselves General Intangibles subject to this Section 4.1(b) and (iii) upon obtaining the consent of any licensor or other applicable party with respect to any such otherwise excluded General Intangibles, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term "Collateral".

(c) Each Borrower hereby ratifies its authorization for Lender to have filed in any UCC jurisdiction any initial financing statements or amendments thereto indicating "all assets of the debtor" or similar language as the collateral description.

(d) If any Borrower shall at any time hold or acquire a Commercial Tort Claim, Borrowers shall immediately notify Lender in a writing signed by Borrowers of the particulars thereof and grant to Lender in such a writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.2. Power of Attorney

(a) Each Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Borrower or in Lender's own name, for the purpose of carrying out the terms of this Agreement and the grant of the security interests hereunder and under the other Loan Documents, and without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Borrower (without requiring Lender to act as such, and without notice to or assent by such Borrower) to do the following: (i) upon the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to any such Person and to endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to perfect Lender's security interest or Lien in any Collateral or upon the occurrence and during the continuance of an Event of Default, enforce any Account or other Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

(b) To the extent permitted by law, each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

(c) The powers conferred on Lender pursuant to this Section 4.2 are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Borrower for any act or failure to act, except for Lender's own gross negligence or willful misconduct.

4.3. Further Assurances

Borrowers agree, upon request of Lender, to take any and all other actions as Lender may determine to be necessary or appropriate for the attachment, perfection or maintaining of the first priority security interest of, and for the ability of Lender to enforce, Lender's security interest in any and all of the Collateral, including, without limitation, (i) executing, obtaining, delivering, filing, registering and recording any and all financing statements, continuation statements, stock powers, instruments and other documents, or causing the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender's perfected first priority Lien on the Collateral (and Borrowers irrevocably grant Lender the right, at Lender's option, to file any or all of the foregoing), (ii) immediately upon learning thereof, reporting to Lender any reclamation, return or repossession of goods (other than the return of any leased goods in the ordinary course of business) in excess of $10,000.00 (individually or in the aggregate), (iii) defending the Collateral and Lender's perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and paying all reasonable costs and expenses (including, without limitation, allocable costs of staff counsel and diligence fees and reasonable attorneys' fees and expenses) in connection with such defense, which may at Lender's discretion be added to the Obligations, (iv) complying with any provision of any statute, regulation or treaty of any Governmental Authority as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender's security interest in such Collateral and (v) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Lender, including any consent of any licensor, lessor or other Person obligated on Collateral and any party or parties whose consent is required for the security interest of Lender to attach under Section 4.1.

5. ADMINISTRATION AND MAINTENANCE OF COLLATERAL

5.1. Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Each Borrower shall maintain one or more Lockbox Accounts with the Lockbox Banks, and shall execute with each of the Lockbox Banks a Lockbox Agreement, and such other agreements related thereto as Lender may require. Each Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by any Borrower are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into the Concentration Account. Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 5.1 in such order and manner as determined by Lender. To the extent that any Accounts are collected by any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Each Borrower acknowledges and agrees that compliance with the terms of this Section 5.1 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by any Borrower or any of their Affiliates to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent per annum during any period of non-compliance, provided that nothing shall prevent Lender from declaring such non-compliance to be an Event of Default and, among other remedies, to enact the Default Rate in addition to,

but not in substitution for, the Non-Compliance Fee. Failure by Lender to declare an Event of Default for such non-compliance shall not be a waiver of Lender's right to do so at a later date. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a five Business Day clearance period. If as the result of collections of Accounts and any other cash payments received by any Borrower pursuant to this Section 5.1 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrowers upon Borrowers' written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, each Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the Concentration Account.

5.2. Accounts

In determining which Accounts are Eligible Accounts, Lender may rely on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrowers (i) is genuine and in all respects what is purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale or lease and delivery of goods or rendering of Services by a Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between a Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale or lease of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) together with Lender's security interest therein, is not and will not be in the future (by voluntary act or omission by any Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (except Accounts owed or owing by Medicaid/Medicare Account Debtors that may be subject to offset or deduction under applicable law), and (v) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations applicable to Borrower governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to a Borrower.

5.3. Healthcare

(a) Borrowers have obtained from (i) the Medicare program, approval to receive the provider numbers which will permit Borrowers to bill the Medicare program with respect to covered services or products rendered to patients insured under the Medicare program, (ii) the applicable Medicaid programs, approval to receive the provider numbers/in-patient service contracts which will permit Borrowers to bill the Medicaid program with respect to covered services or products rendered to patients insured under the Medicaid programs, and (iii) the CHAMPUS/TRICARE program, approval to receive the provider numbers which will permit Borrowers to bill the CHAMPUS/TRICARE program with respect to covered services or products rendered to patients insured under the CHAMPUS/TRICARE program. Borrowers are in compliance with the conditions of participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs.

(b) There is no pending nor to the knowledge of any Borrower, threatened, proceeding or investigation of any Borrower relative to EMTALA nor are there any investigations or proceedings pending, or to the knowledge of any Borrower, threatened by any Governmental Authority with respect to the Medicare, Medicaid or CHAMPUS/TRICARE programs with respect to the operations of any Borrower, except as set forth on Schedule 5.3B hereto. Without limiting or being limited by any

other provision of any Loan Document, Borrower has timely filed or caused to be filed all cost and other reports of every kind required by law, agreement or otherwise. Subject to the last sentence of Section 7.18, there are no claims, actions or appeals pending (and Borrowers have not filed any claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers of Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid or CHAMPUS/TRICARE cost reports or claims filed by Borrowers, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such cost reports or claims. No validation review or program integrity review related to Borrowers or the consummation of the transactions contemplated herein or to the Collateral have been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare or Medicaid programs, and to the knowledge of Borrowers, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby. Neither Borrowers nor any of their respective officers, directors, or managing employees, employees or agents are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor to the best of Borrowers' knowledge, is any such exclusion threatened. Borrowers have not received any notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrowers, their directors, officers or managing employees, and Borrowers have no actual knowledge that any such investigation, reviews or surveys are pending or threatened.

(c) As of the Closing Date, Borrowers have third party contracts with each of the third-party payors listed on Schedule 5.3C (unless noted otherwise), which constitutes (as indicated) each of the payors representing at least five percent (5%) of Borrowers' historic third-party payor cash receipts for the twelve month period ended October 31, 2009.

5.4. Medicare and Medicaid Account Debtors and Third-Party Payor Information

Borrowers (a) shall maintain applicable Medicare and Medicaid provider numbers, (b) shall maintain applicable CHAMPUS/TRICARE provider numbers, and (c) to the extent Borrowers shall enter into any other arrangements with non-governmental third-party payors, Borrowers shall use commercially reasonable efforts to enter into agreements with such third-party payors in form and substance satisfactory to Lender.

5.5. Collateral Administration

(a) All Collateral (except Deposit Accounts) will at all times be kept by Borrowers at the locations set forth on Schedule 7.18B hereto and shall not, without thirty calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States.

(b) Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request. In addition, if Accounts of Borrowers in an aggregate face amount in excess of $10,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, Borrowers shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(c) Whether or not an Event of Default has occurred, any of Lender's officers, employees, representatives or agents shall have the right, at any time during normal business hours upon notice to Borrower, in the name of Lender, any designee of Lender or Borrowers, to verify the validity, amount or any other matter relating to any Collateral. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

(d) Each Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrowers other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to Borrowers, and (ii) Medicaid/Medicare Account Debtors that Borrowers have waived any and all defenses and counterclaims they may have or could interpose in any such action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and Lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and Lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.

(e) As and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i), (ii) and (iii) below against Borrowers (the results of which are to be consistent with Borrowers' representations and warranties under this Agreement), all at Borrowers' expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of each Borrower and, if deemed necessary by Lender, the Secretary of State and local filing offices of each jurisdiction where Borrowers maintain their respective executive offices, a place of business or assets; (ii) Lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal, state and local tax lien searches, in each jurisdiction searched under clause (i) above.

(f) Each Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and each Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten calendar days after the Closing Date (or ten calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to create and perfect Lender's Lien on any Collateral and effectuate the intentions of the Loan Documents. At Lender's request, Borrowers shall immediately deliver to Lender all Collateral for which Lender must receive possession to obtain a perfected security interest.

6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the Initial Advance are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) Lender shall have received information and responses to its due diligence requests, and completed examinations related to the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and any other information reasonably requested by Lender, and all such information and responses as well as the results of such examinations and each Borrower shall demonstrate to Lender's satisfaction that (i) each of its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable

federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(b) (i) Borrowers shall have delivered to Lender (A) the Loan Documents to which any Borrower is a party, each duly executed by an authorized officer of such Borrower and the other parties thereto, (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of each Borrower and (C) (1) audited annual consolidated and consolidating financial statements of Borrowers for Borrowers' most recently ended fiscal year, including notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owner's equity for such completed fiscal year, which financial statements shall be prepared; and (2) unaudited consolidated and consolidating financial statements of Borrowers consisting of a balance sheet and statements of income, retained earnings, cash flows and owner's equity for the period from the beginning of the current fiscal year through the end of the most recently ended calendar month, which financial statements shall be prepared in accordance with GAAP consistently applied with prior periods subject to year-end audit adjustments and the absence of footnotes, (ii) Borrowers shall have established and maintained the Lockbox Accounts and have entered into Lockbox Agreements, all as contemplated in Section 5.1;

(c) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrowers in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrowers of any necessary fee, tax or expense relating thereto;

(d) Lender shall have received (i) the Organizational and Good Standing Documents of each Borrower, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for Borrowers, in form and substance satisfactory to Lender;

(e) Lender shall have received (i) a Solvency Certificate executed by the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower , in form and substance satisfactory to Lender and (ii) an officer's certificate in the form attached hereto as Exhibit D, executed the chief executive officer of Borrower;

(f) Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower, and each such Person shall have demonstrated to Lender's satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(g) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(h) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 7.4A, from such third parties as Lender shall determine are necessary or desirable with respect to (i) the Loan Documents and the transactions contemplated thereby, and (ii) claims against any Borrower or the Collateral;

(i) Borrowers shall be in compliance with Section 8.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrowers confirming that they are in effect and that the premiums due and owing with respect thereto have been Paid in Full and endorsements of such policies issued by the applicable Insurers and in each case and naming Lender as loss payee or additional insured, as appropriate;

(j) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrowers) shall be satisfactory to Lender;

(k) Lender shall have received, in form and substance satisfactory to Lender, (i) a payoff letter evidencing the repayment in full and termination of all Indebtedness of Borrowers to Marquette Business Credit, Inc. d/b/a Marquette Healthcare Finance and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto, and (ii) release and termination of any and all Liens, security interest and Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(l) Lender shall have received, in form and substance satisfactory to Lender, evidence of the payment in full and termination of all Indebtedness of Borrowers to Anthem Blue Cross and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto;

(m) Borrowers shall have executed and delivered to Lender an IRS Form 8821;

(n) Lender shall be satisfied that there are no material defaults by any Borrower of such Borrowers' obligations under any contract required for the operation of its business;

(o) Lender shall have received, in form and substance satisfactory to Lender, evidence of the payment in full and termination of all Indebtedness of Borrowers to Thomas Sandgaard and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto; and

(p) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

6.2. Conditions to Each Advance

The obligations of Lender to make any Advance, including, without limitation, the Initial Advance, (or otherwise extend credit hereunder) are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:

(a) Borrowers shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of each Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 6.2 have been satisfied; provided however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its Permitted Discretion;

(b) each of the representations and warranties made by Borrowers in or pursuant to this Agreement, or under the other Loan Documents or which are contained in any certificate, document or financial or other statement furnished in connection herewith, shall be true and correct, before and after giving effect to such Advance;

(c) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance on such date;

(d) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances shall not exceed the lesser of the Availability and the Facility Cap;

(e) at the time of making such requested Advance, no Material Adverse Change has occurred or is continuing; and

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.

7. REPRESENTATIONS AND WARRANTIES

Borrowers, jointly and severally, represent and warrant as of the date hereof, the Closing Date, and each Borrowing Date:

7.1. Organization and Authority

Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Each Borrower (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to conduct business in every jurisdiction in which failure so to qualify would reasonably be likely to result in a Material Adverse Change, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party.

7.2. Loan Documents

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly

authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff which violation could result in a Material Adverse Change, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties which violation could result in a Material Adverse Change, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 7.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which any Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against such Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principals of equity.

7.3. Subsidiaries, Capitalization and Ownership Interests

Except as listed on Schedule 7.3, no Borrower has any Subsidiaries. Schedule 7.3 states the authorized and issued capitalization of each Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of each Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing); provided, however, that with respect to Zynex, Inc., Borrowers shall only be required to include on Schedule 7.3 the beneficial owners of Zynex owning 10% or more of the issued and outstanding equity securities of Zynex, Inc. and which fact has been disclosed to Borrower. The outstanding equity securities and/or ownership, voting or partnership interests of each Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 7.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests of Zynex Medical, Inc. it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents. Schedule 7.3 sets forth a complete and accurate list of the directors, members, managers and/or partners of each Borrower. Except as listed on Schedule 7.3, no Borrower owns an interest in, participates in or engages in any joint venture, partnership or similar arrangements with any Person.

7.4. Properties

Each Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in or the right otherwise to use, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 7.4A lists all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased or licensed by, any Borrower and all warehouses, fulfillment houses or other locations at which any of any Borrower's Inventory is located. Each Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. Schedule 7.4B lists all Deposit Accounts and investment accounts (and their locations) owned by any

Borrower, and all such Deposit Accounts and investment accounts are subject to no Liens of any kind except as expressly set forth on Schedule 7.4B, all of which Liens constitute Permitted Liens.

7.5. Other Agreements

No Borrower is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Change, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Change; (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, Management or Service Fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility; or (iv) a party to any contract with any Affiliate other than as set forth on Schedule 7.5.

7.6. Litigation

There is no action, suit, proceeding or investigation pending or, to the knowledge of any Borrower, threatened against any Borrower (i) that challenges the validity of any of the Loan Documents, or to enjoin the right of any Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) that would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Change, or (iii) that would reasonably be likely to result in any Change of Control. No Borrower is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on Schedule 7.6, there is no action, suit, proceeding or investigation initiated by any Borrower that is currently pending with an amount in controversy that exceeds $25,000 individually or $75,000 in the aggregate. Schedule 7.6 sets forth all actions, suits, proceedings or investigations relating to any Borrower to the extent the amount in controversy exceeds $75,000 individually or $150,000 in the aggregate.

7.7. Environmental Matters

Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change:

(a) Each Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their environmental Permits.

(b) To the knowledge of each Borrower and its Subsidiaries, no Materials of Environmental Concern (i) are present at, on, under, in, or about any real property now owned, leased or operated by such Borrower or any of its Subsidiaries, or (ii) were present at any formerly owned, leased or operated property during the period of such ownership, lease or operation by such Borrower or its Subsidiaries or (iii) are present at any other location (including, without limitation, any location to which

Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which, in the case of any of clauses (i), (ii) or (iii), would reasonably be expected to (A) give rise to liability of such Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to such Borrower or any of its Subsidiaries, (B) interfere with the continued operations of such Borrower or any of its Subsidiaries, or (C) impair the fair saleable value of any real property owned or leased by such Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Borrower or any of such Borrower's Subsidiaries is, or to the knowledge of such Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of such Borrower or any of its Subsidiaries, threatened.

(d) No Borrower, nor any of Borrowers' Subsidiaries, has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) No Borrower, nor any of Borrowers' Subsidiaries, has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) No Borrower, nor any of Borrowers' Subsidiaries, has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

7.8. Potential Tax Liability; Tax Returns; Governmental Reports

(a) Except as disclosed in Schedule 7.8, no Borrower (i) has received any oral or written communication from any taxing authority with respect to any investigation or assessment relating to such Borrower directly, or relating to any consolidated tax return which was filed on behalf of such Borrower, (ii) is aware of any year which remains open pending tax examination or audit by any taxing authority, and (iii) is aware of any information that would give rise to any tax liability or assessment.

(b) Each Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by such Borrower, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such Borrower is currently contesting in good faith with adequate reserves under GAAP, which contested items are described on Schedule 7.8.

7.9. Financial Statements and Reports

All financial statements and financial information relating to Borrowers that have been or may hereafter be delivered to Lender by Borrowers are accurate and complete and have been prepared in accordance with GAAP consistently applied with prior periods subject to year-end audit adjustments and the absence of footnotes for any financial statements other than audited annual financial statements. Borrowers have no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change or Liability Event or, to Borrowers' knowledge, any

other event or condition that could reasonably be expected to have a Material Adverse Change or Liability Event.

7.10. Compliance with Law

(a) Each Borrower has been and is currently in compliance, and is presently taking and will continue to take all actions necessary to assure that it shall, on or before each applicable compliance date and continuously thereafter, comply with HIPAA. Borrower has not received any notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA or its implementing regulations. Each Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Borrower and such Borrower's business, assets or operations, including, without limitation, ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation would not reasonably be expected to result in a Material Adverse Change. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to result in a Material Adverse Change. No Borrower has received any notice that such Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. No Borrower has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to each Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the required thirty (30) day notice period has not been waived. Each Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of each Borrower, there are no presently existing circumstances which likely would result in material violations of the Healthcare Laws.

(b) No Borrower (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(c) Each Borrower is in compliance, in all material respects, with the Patriot Act.

7.11. Intellectual Property

Schedule 7.11 lists, as of the Closing Date, all (a) registered Intellectual Property (including applications for registration) owned by any Borrower and (b) licenses of rights in Intellectual

Property (other than non-customized mass market licenses of rights in Intellectual Property) pursuant to which any Borrower licenses rights in Intellectual Property either from or to another Person, whether on an exclusive or non-exclusive basis.

7.12. Licenses and Permits; Labor

Each Borrower is in compliance with and has all material Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses as currently conducted. All of the foregoing is in full force and effect and not in known conflict with the rights of others. No Borrower is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to result in a Material Adverse Change, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it would reasonably be expected to result in a Material Adverse Change, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to result in a Material Adverse Change. Each Borrower has obtained, and currently has, all Permits necessary in the generation of each Account.

7.13. No Default

There does not exist any Default or Event of Default.

7.14. Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made any by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to any Borrower which has not been disclosed to Lender in writing which would reasonably be expected to result in a Material Adverse Change.

7.15. Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 7.15A, no Borrower (i) has any outstanding Indebtedness other than Permitted Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) owns or holds any equity or long-term debt investments in, and has any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Each Borrower has performed all material obligations required to be performed by such Borrower pursuant to or in connection with any items listed on Schedule 7.15A and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Schedule 7.15B sets forth all Indebtedness with a maturity date during the Term, and identifies such maturity date. No Borrower has any existing accrued and unpaid Indebtedness owing to any Governmental Authority or any other governmental payor.

7.16. Other Agreements

Except as set forth on Schedule 7.16, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between any Borrower and any of such Borrower's officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to such Borrower's knowledge, any Affiliate of such Borrower or any Person that competes with such Borrower (except that any such Persons may own stock in, but not exceeding two percent of the outstanding capital stock of, any publicly traded company that may compete with such Borrower (iii) no director or officer of any Borrower has received any compensation of any kind in consideration or otherwise of such Borrower entering into this Agreement, and (iv) to Borrower's knowledge, neither Lender nor any of its Affiliates has paid or offered to pay any compensation to any director or officer of any Borrower in consideration of such Borrower's entering into the Loan Documents.

7.17. Insurance

Borrowers have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 8.5 hereof including, but not limited to, Executive Protection Liability Insurance – Director's & Officer's Liability & Crime/Fidelity Insurance. All such insurance policies are listed and described on Schedule 7.17.

7.18. Names; Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under, filed any tax return under, or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 7.18A. Borrower is the sole owner of all of its names listed on Schedule 7.18A, and any and all business done and invoices issued in such names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 7.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States. There are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto. To Borrowers' knowledge, (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed, (B) such Account Debtor is solvent, and, (C) subject to the final sentence of this Section 7.18, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which would reasonably be likely to result in any Material Adverse Change in such Account Debtor's financial condition or the collectability thereof. Borrowers have obtained and currently have all Permits necessary in the generation of each Account of Borrowers and Borrowers have disclosed to Lender on each Borrowing Certificate the amount of all Accounts of Borrowers for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed pursuant to the procedure described in the definition of Eligible Accounts hereof, and Borrowers are pursuing all available appeals in respect of such Accounts.

7.19. Lien Perfection and Priority

Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements and proper delivery of the necessary stock certificates, without any further

action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and (ii) in connection with Permitted Liens.

7.20. Investment Company Act

No Borrower is required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

7.21. Regulations T, U and X

No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" or "margin security" (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

7.22. OFAC and Anti-Terrorism Regulations

(a) No Borrower nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Each Borrower acknowledges by executing this Agreement that Lender has notified the Borrowers that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify the Borrowers (including, without limitation) the name and address of each Borrower) in accordance with the Patriot Act.

7.23. Survival

Each Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

8. AFFIRMATIVE COVENANTS

Each Borrower, jointly and severally, covenants and agrees that, until all of the Obligations have been fully performed and Paid in Full, and this Agreement has terminated:

8.1. Financial Statements, Borrowing Certificate, Financial Reports and Other Information

(a) Financial Reports. Borrowers shall furnish to Lender (i) as soon as available and in any event within ninety calendar days after the end of each fiscal year of Borrowers, audited annual consolidated and consolidating financial statements of Borrowers, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners' equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Borrowers consisting of a balance sheet and statements of income, retained earnings, cash flows and owners' equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrowers shall also deliver a certificate of its chief financial officer in substantially the form of Exhibit B hereto (a "**Compliance Certificate**") stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrowers, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrowers are in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

(b) Other Materials. Borrowers shall furnish to Lender as soon as available, and in any event within ten calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 8.1(a)) prepared by, for or on behalf of Borrowers and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that any Borrower shall send to its stockholders, members, partners or other equity owners at any time, (iii) all Medicare and Medicaid cost reports and other documents and materials filed by any Borrower and any other reports regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of any Borrower, (iv) any other reports regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of, any Borrower or any of its Subsidiaries, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (B) Medicare and Medicaid provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated or owned or leased by any Borrower or any of its Affiliates or Subsidiaries, (D) participating agreements relating to medical plans, (v) within fifteen calendar days after the end of each calendar month for such month, (A) a report of the status of all payments, denials and appeals of all Medicare and Medicaid Accounts, and (B) a sales and collection report and accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (vi) promptly upon receipt thereof, copies of any reports submitted to a Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within fifteen calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington, and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

(c) Notices. Borrowers shall promptly, and in any event within three Business Days after any Borrower or any authorized officer of any Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $75,000 individually or $150,000 in the aggregate, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to result in a Material Adverse Change, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by a Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against such Borrower to the extent the amount claimed exceeds $50,000 or more, singly or in the aggregate, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $50,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by any Borrower to any other lender of such Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability to the extent the amount in controversy exceeds $25,000 singly or in the aggregate, (viii) if any Account becomes evidenced or secured by an Instrument or Chattel Paper and (ix) any pending, threatened or actual investigation or survey of any Borrower, its directors, officers or managing employees by any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs, (x) any Borrower becoming a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (xi) any Borrower becoming subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (xii) any Borrower becoming the subject of any government payor program investigation conducted by any federal or state enforcement agency, (xiii) any Borrower becoming a defendant in any qui tam/False Claims Act litigation, (xiv) any Borrower being served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation, or (xv) any Borrower becoming subject to any written complaint filed with or submitted to any Governmental Authority having jurisdiction over such Borrower or filed with or submitted to such Borrower pursuant to such Borrower's policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, physicians, or any other person that would indicate that such Borrower has violated any law, regulation or law.

(d) Consents. Borrowers shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion, each of which must be satisfactory to Lender in its Permitted Discretion, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against a Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which any Borrower is a party or by which any properties or assets of any Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

(e) Operating Budget. Borrowers shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrowers thereafter prior to the commencement of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, estimated profit and loss statements, and balance sheets of and for Borrowers for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods. With respect to any of the documents described in this Section 8.1(e), Lender acknowledges that

all such budgets, projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond Borrowers' control.

8.2. [Reserved]

8.3. Conduct of Business and Maintenance of Existence and Assets

Each Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by such Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by such Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would reasonably be expected to result in a Material Adverse Change; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.

8.4. Compliance with Legal and Other Obligations

Each Borrower shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements which where promulgated pursuant to HIPAA (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to result in a Material Adverse Change, (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, and (v) properly file all Medicaid, Medicare and CHAMPUS/TRICARE cost reports. Without limiting the foregoing, each Borrower is, and while this Agreement shall remain in effect shall remain, qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs; each Borrower has, and while this Agreement shall remain in effect shall maintain, a current and valid provider contract with such programs; each Borrower is, and while this Agreement shall remain in effect shall remain, in compliance with the conditions of participation in such programs; and each Borrower has, and while this Agreement shall remain in effect shall maintain, all approvals or qualification necessary for capital reimbursement for any facility operated by Borrower. While this Agreement shall remain in effect, all billing practices of all Borrowers with respect to any facility operated by Borrowers and all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, shall remain in compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs.

8.5. Insurance

Each Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by

businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrowers; (ii) maintain Executive Protection Liability Insurance – Director's & Officer's Liability & Crime/Fidelity Insurance; and (iii) maintain insurance under all applicable workers' compensation laws; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Lender, (B) name Lender as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty calendar days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by such Borrower or any insured thereunder.

8.6. True Books

Each Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

8.7. Inspections; Periodic Audits and Reappraisals

Each Borrower shall permit the representatives of Lender, at the expense of Borrowers, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), provided that Borrower shall be permitted to have an authorized officer or other representative present at any such discussions with Borrower's independent public accountants.

8.8. Further Assurances; Post-Closing

At Borrowers' cost and expense, each Borrower shall (i) within five Business Days after Lender's request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 8.8, and (iii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan

Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrowers shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

8.9. Use of Proceeds

Borrowers shall use the proceeds from the Revolving Facility only for the purposes set forth in the first "WHEREAS" clause of this Agreement.

8.10. [Reserved]

8.11. Right of First Refusal

If at any time any Borrower or any of their respective Affiliates receives an Offer, such Borrower, on behalf of itself or such Affiliate, shall immediately notify such third party making the Offer of Lender's rights under this Section 8.11, and further shall, notwithstanding any confidentiality provisions contained in such Offer, immediately notify Lender of the Offer in writing (including all material terms of the Offer). Lender shall have thirty calendar days after Receipt of such notice (the **"Option Period"**) to agree to provide similar financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Borrower or Affiliate) as set forth in the Offer. Lender shall notify Borrower or Affiliate in writing of Lender's acceptance of the Offer pursuant hereto (the **"Acceptance Notice"**), in which case Borrower shall obtain, or shall cause Affiliate to obtain, such financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Borrower or Affiliate may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the **"Transaction"**); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety calendar day period following the expiration of the Option Period, Borrower shall not be permitted, and shall not permit its Affiliate, to consummate the Transaction without again complying with this Section 8.11. The provisions of this Section 8.11 shall survive the Payment in Full of the Obligations and termination of this Agreement for a period of six months. For purposes of this Section 8.11, "Lender" shall include CapitalSource Bank and any of its parents, subsidiaries or Affiliates.

8.12. Increased Costs; Capital Adequacy

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Applicable Rate); or

(ii) impose on Lender or the London interbank market any other condition affecting this Agreement or Loans made by Lender;

(iii) and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender's holding company, as applicable, could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of Lender's holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender's holding company, as applicable, for any such reduction suffered.

(c) A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or Lender's holding company, as the case may be, as specified in Sections 8.12(a) and (b), accompanied by the calculations by which such amount or amounts were determined, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section 8.12 shall not constitute a waiver of Lender's right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 8.12 for any increased costs or reductions incurred more than 180 days prior to the date Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

8.13. Payroll Taxes

Without limiting or being limited by any other provision of any Loan Document, each Borrower at all times shall retain and use a Person acceptable to Lender in its Permitted Discretion to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof. Lender hereby acknowledges that as of the Closing Date, Paychex is an acceptable firm to process, manage and pay Borrowers' payroll taxes.

8.14. New Subsidiaries

If at any time after the Closing Date any Borrower shall form or acquire any new Subsidiary, such Borrower shall promptly, and in any event not later than fifteen calendar days after the creation or acquisition of such Subsidiary, execute, and cause such new Subsidiary to execute, and deliver to Lender such joinder agreements and amendments to this Agreement and the other Loan Documents, including executing and delivering allonges to any Notes to the extent issued hereunder in form and substance satisfactory to Lender and providing such other documentation as Lender may reasonably request, including, without limitation, UCC searches, as applicable, and filings, legal opinions and corporate authorization documentation, and to take such other actions in each case as Lender deems necessary or advisable to (a) join and make such new Subsidiary a co-Borrower hereunder and thereunder, subject to all the rights and benefits and obligations and burdens of a Borrower hereunder, (b) grant to Lender a perfected first priority security interest in the Collateral subject to no Liens other than the Permitted Liens.

9. NEGATIVE COVENANTS

Each Borrower, jointly and severally, covenants and agrees that, until the indefeasible Payment in Full, and the full performance of all, of the Obligations and termination of this Agreement:

9.1. Financial Covenants

Borrowers shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

9.2. Permitted Indebtedness

No Borrower shall create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness. No Borrower shall make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between such Borrower and Lender).

9.3. Permitted Liens

No Borrower shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its other properties or assets, whether now owned or hereafter acquired, except Permitted Liens.

9.4. Investments; New Facilities or Collateral; Subsidiaries

No Borrower, directly or indirectly, shall, or shall enter into any agreement to, (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) investments in Cash Equivalents and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). No Borrower, directly or indirectly, shall purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 7.18B unless such Borrower shall provide to Lender at least thirty Business Days prior written notice. No Borrower shall have any Subsidiaries other than those Subsidiaries, if any, existing at Closing and set forth on Schedule 7.3., unless such Borrower and new Subsidiary fully complies with Section 8.14 hereof.

9.5. Dividends; Redemptions

No Borrower shall (i) declare, pay or make any Distribution, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Capital Stock, (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person's capacity as such, or (iv) make any payment of any Management or Service Fee; provided however, that absent the occurrence and continuation of a Default or Event of Default, and if a Default or Event of Default would not arise therefrom, Borrowers may: (x) declare, pay or make Distributions payable in its stock, or split-ups or reclassifications of its stock; and (y) redeem its capital stock from

terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements.

9.6. Transactions with Affiliates

No Borrower shall enter into or consummate any transaction of any kind with any of its Affiliates or any of their respective Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) Distributions permitted pursuant to Section 9.5, (iii) transactions solely between Borrowers, and (iv) the making of payments permitted under and pursuant to a written agreement entered into by and between such Borrower and one or more of its Affiliates that both (A) reflects and constitutes a transaction on overall terms at least as favorable to such Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, and (B) the total amount of payments to all Affiliates do not exceed $50,000 in any calendar year; provided, that notwithstanding the foregoing no Borrower shall (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payments to any of its Affiliates in excess of $10,000 without the prior written consent of Lender (other than payments permitted pursuant to clause (i) above).

9.7. Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

No Borrower shall (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents, (ii) change its fiscal year unless such Borrower demonstrates to Lender's satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any material Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (v) use any proceeds of any Advance for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System, or (vi) without providing at least thirty calendar days prior written notice to Lender, change its name or organizational identification number, if it has one.

9.8. Truth of Statements

No Borrower shall furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

9.9. IRS Form 8821

No Borrower shall alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be delivered pursuant to the Conditions Precedent in Section 6.1 hereof.

9.10. Transfer of Assets

Notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower shall, or shall permit any of its Subsidiaries to, sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete fixed assets or excess fixed assets no longer needed in the conduct of the business in the ordinary course of business and sales or leases of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:

(a) such Borrower may lease or sublease (as lessor or sub-lessor) real or personal property pursuant to a true lease not constituting Indebtedness and not entered into as part of a sale and leaseback transaction, in each case in the ordinary course of business and which would not reasonably be expected to result in a Material Adverse Effect.

(b) such Borrower may arrange for warehousing, fulfillment or storage of Inventory at locations not owned or leased by such Borrower, in each case in the ordinary course of business, provided that a Warehouse Waiver and Consent and such other consents, documents, instruments or certificates as are required by Lender in its Permitted Discretion in order to perfect its security interest in such Inventory are executed and delivered to Lender with respect to any such location or Inventory, including without limitation, any documents of title or warehouse receipts;

(c) such Borrower may license or sublicense Intellectual Property on a non-exclusive basis to third parties in the ordinary course of business, provided that such licenses or sublicenses shall not interfere with the business or other operations of such Borrower and that such Borrower's rights, title and/or interest in or to such Intellectual Property and interests therein are pledged to Lender as further security for the Obligations and included as part of the Collateral; and

(d) such Borrower may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.

9.11. Payroll Accounts

Borrower shall not maintain a greater balance in any payroll account than is necessary to support Borrower's current payroll and payroll for one additional payroll cycle (bi-monthly or weekly as applicable).

10. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an "Event of Default:"

(a) any Borrower shall fail to pay any amount on the Obligations when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by any Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made

(except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) any Borrower or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VIII (other than Sections 8.1(c), 8.3, 8.5, 8.8, 8.9 and 8.11, for which there shall be no cure period), there shall be a fifteen calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Loan Documents; provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of this Section 10(d), there shall be a three Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing;

(e) one or more tax judgments, decrees, arbitrations or other binding award is rendered against any Borrower in an amount in excess of $75,000 individually or $150,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged;

(f) (i) any default by any Borrower occurs, which is not cured or waived, (x) in the payment when due beyond any grace period of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower having an aggregate principal balance of at least $50,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness having an aggregate principal balance of at least $50,000 was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower and Lender or any Affiliate of Lender (other than the Loan Documents) beyond any applicable grace period, or (ii) any Indebtedness of any Borrower is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Borrower shall (i) be unable to pay its debts generally as they become due, (ii) make a general assignment for the benefit of its creditors, (iii) commence, or consent to, a proceeding

for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law;

(h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or the whole or any substantial part of any such Person's properties, which shall continue unstayed and in effect for a period of sixty calendar days, (B) shall approve a petition filed against any Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law, which is not dismissed within sixty calendar days or, (C) under the provisions of any Debtor Relief Law, assume custody or control of any Borrower or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty calendar days, or (ii) there is commenced against any Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law and either (A) any such proceeding or petition is not unconditionally dismissed within sixty calendar days after the date of commencement, or (B) any Borrower takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(i) any Change of Control occurs or any agreement to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Change occurs or is reasonably expected to occur, (iii) any Liability Event occurs or is reasonably expected to occur, or (iv) any Borrower ceases any portion of its business operations as currently conducted;

(j) Lender receives any indication or evidence that (i) any Borrower may have directly or indirectly been engaged in any type of activity, which, in Lender's judgment, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten calendar days after written notice from Lender (but no Advances will be made before any such activity ceases) or (ii) any Borrower or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

(k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $50,000 in the aggregate;

(l) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Borrower or any of their property or assets; or

Upon the occurrence of an Event of Default, notwithstanding any other provision of any Loan Document, Lender may, upon notice to Borrowers (except in the case where Borrowers have knowledge of an Event and Default or in the case of an Event of Default under Section 10(d), (g) or (h), in which case no notice to Borrowers shall be required) and without demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and all or any of the Loans and/or Notes, all interest thereon and all other Obligations shall automatically, without any further action by Lender, be due and payable immediately (except in the case of an Event of Default under Section 10(d), (g), or (h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable), and (ii) prohibit any action permitted to be taken under Article IX hereof, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers. Notwithstanding the foregoing, Lender's failure to deliver the notice described above shall not prevent the Lender from taking any action hereunder or under any of the Loan Documents and shall not subject Lender to any liability.

11. RIGHTS AND REMEDIES AFTER DEFAULT

11.1. Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article X above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) at Borrowers' expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (ii) reduce or otherwise change the Facility Cap, (iii) assess the Non-Compliance Fee, and/or (iv) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrowers fail to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrowers are in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender. Borrowers hereby waive any and all rights that they may have to a judicial hearing in advance of the enforcement of any of Lender's rights and remedies hereunder, including, without limitation, its right following the occurrence of an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(b) Borrowers agrees that notice received by it at least ten calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrowers covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

11.2. Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrowers' business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees

and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all other Obligations in such order or preference as Lender may determine; and (iii) third, to the payment of any surplus then remaining to Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrowers shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

11.3. Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of Borrowers and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. To the extent not prohibited by applicable law, each Borrower hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above. Each Borrower (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Lender in connection with the enforcement of its rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lender to make the Loans to such Borrower and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Lender in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

11.4. Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender's rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

11.5. Standards for Exercising Remedies

To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonably manner, Borrowers hereby acknowledge and agree that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove Liens

against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed appropriate by Lender, to obtain the services of brokers, investment bankers, consultants or other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrowers further acknowledge that the purpose of this Section 11.5 is to provide non-exhaustive indications of what acts or omissions by Lender would not be commercially unreasonable in Lender's exercise of remedies against the Collateral and that other acts or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.5. Without limitation upon the foregoing, nothing contained in this Section 11.5 shall be construed to grant any rights to Borrowers or to impose any duties upon Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.5.

12. WAIVERS AND JUDICIAL PROCEEDINGS

12.1. Waivers

Except as expressly provided for herein, Borrowers hereby waive setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrowers hereby waive any and all defenses and counterclaims they may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrowers in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrowers' behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 6.1 hereof. In each such case, Borrowers hereby waive the right to dispute Lender's action based upon such request or other communication, absent manifest error.

12.2. Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender's part in enforcing any such provision shall affect the liability of any Borrower or operate as a waiver of such provision or affect the liability of any Borrower or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty under any Loan

Document, and all of Lender's claims and rights resulting from any such breach or misrepresentation are specifically reserved.

12.3. Jury Waiver

(a) EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b) In the event any such Claim or cause of action is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 10.1(c) hereof is determined or held to be ineffective or unenforceable, the parties agree that all Claims and causes of action shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims or causes of action are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

12.4. Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender's counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.

13. EFFECTIVE DATE AND TERMINATION

13.1. Termination and Effective Date Thereof

(a) Subject to Lender's right to cease making Advances pursuant to Section 2.1 or upon or after any Event of Default, this Agreement shall continue in full force and effect until the Obligations are Paid in Full, unless terminated sooner as provided in this Section 13.1(a). Borrowers may terminate this Agreement at any time upon not less than sixty calendar days' prior written notice to

Lender and upon full performance and indefeasible Payment in Full of all Obligations on or prior to such sixtieth calendar day after Receipt by Lender of such written notice; provided, however, that, notwithstanding any other provision of any Loan Document, Borrowers shall have no right to terminate this Agreement until after the first anniversary of the Closing Date. All of the Obligations shall be immediately due and payable upon any termination by Borrowers pursuant to this Section 13.1(a) on the Termination Date; provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the sixty calendar days' prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly Paid in Full. The Liens granted to Lender under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrowers' borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly Paid in Full.

(b) Upon the occurrence of a Revolver Termination, Borrowers shall immediately pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to (1) the applicable Minimum Termination Fee, if the Revolver Termination occurs after the first anniversary of the Closing Date, and (2) the Yield Maintenance Amount, if the Revolver Termination occurs on or prior to the first anniversary of the Closing Date. Nothing herein shall be construed as Lender's consent to a voluntary Revolver Termination prior to the first anniversary of the Closing Date.

13.2. Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrowers in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly Paid in Full. The obligations and provisions of Sections 3.6, 8.11, 12.1, 12.3, 12.4, 13.1, 13.2, 14.4, 14.7 and 14.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

14. MISCELLANEOUS

14.1. Governing Law; Jurisdiction; Service of Process; Venue

(a) The Loan Documents, pursuant to New York General Obligations Law Section 5-1401, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law provisions that would result in the application of the laws of a different jurisdiction.

(b) By execution and delivery of each Loan Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto

agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 14.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 14.5 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.2. Successors and Assigns; Participations; New Lenders

(a) The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of the Loan, any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons' other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person's duty of performance. BORROWERS ACKNOWLEDGE AND AGREE THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, LOANS, ANY NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A **"TRANSFEREE"**). Each Transferee shall have all of the rights and benefits with respect to the Loans, Obligations, any Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

(b) Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of Lender, including without limitation, any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrowers' obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

14.3. Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

14.4. Indemnity

Each Borrower jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, and attorneys (collectively, the **"Indemnified Persons"**) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, allocable costs of in-house counsel, and in-house diligence fees and expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing results directly from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment entered by a court of competent jurisdiction. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for the costs allocable for such work of such in-house counsel. Lender agrees to give Borrowers reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 14.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrowers' consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an **"Insured Event"**), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower's insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 14.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

14.5. Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 14.5. In addition, if there is an Event of Default under Section 10(a), Lender shall provide notice thereof to Borrower's Landlord, Spiral Lone Tree, LLC, at 6909 West Ray Road, Suite 9, Chandler, Arizona 85663, Attention: Reginald Fowler, President. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a **"Receipt"**): (i) registered or

certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one Business Day after deposit with such courier, or (iii) facsimile transmission upon sender's receipt of confirmation of proper transmission, as applicable.

14.6. Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

14.7. Expenses

Borrowers shall pay, whether or not the Closing occurs, all costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender's Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender's transactions with Borrowers, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrowers' account and shall be part of the Obligations, and each such amount so charged shall be deemed an Advance under the Revolving Facility and added to the Obligations, regardless of whether a Revolving Termination has occurred. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrowers are responsible to pay or indemnify, Borrowers expressly agree that their Obligations include reasonable charges for such work commensurate with the allocable costs of such in-house counsel.

14.8. Entire Agreement

This Agreement and the other Loan Documents to which Borrowers are a party constitute the entire agreement between Borrowers and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrowers and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged,

canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrowers. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

14.9. Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

14.10. Confidentiality and Publicity

(a) Borrowers agree, and agree to cause each of their Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than to Borrowers' advisors and officers on a need-to-know basis or as otherwise may be required by law) without Lender's prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrowers agree to submit to Lender and Lender reserves the right to review and approve all materials that Borrowers or any of their Affiliates prepares that contain Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrowers shall not, and shall not permit any of their Affiliates to, use Lender's name (or the name of any of Lender's Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Lender's prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrowers or any of their Affiliates to contract on behalf of Lender.

(b) Lender agrees to maintain the confidentiality of any information provided to it by or on behalf of Borrowers (**"Confidential Information"**) and to inform all Persons with whom it may share such Confidential Information of the confidential nature of the Confidential Information and to direct them not to disclose the same to any other Person, other than Confidential Information that is available to Lender on a non-confidential basis or that is generally available to the public or any third person, provided that Lender shall have the right to disclose Confidential Information to:

(i) its Affiliates;

(ii) its lenders, funding or financing sources;

(iii) its directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies;

(iv) any successor or assign of Lender;

(v) any Person to whom Lender offers to sell, assign or transfer any Loan or any part thereof or any interest or participation therein;

(vi) any Person that provides statistical analysis and/or information services to Lender or its Affiliates; and

(vii) any Person (A) to the extent required by law, regulation, governmental proceeding, court order, similar process or otherwise, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

(c) Notwithstanding the foregoing, Borrowers hereby agree that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes provided such disclosure would not cause Borrowers to be in violation of any securities disclosure rules or regulations, and (ii) use Borrowers' names, logos or other indicia germane to such parties in connection with such advertising, marketing or other similar purposes.

14.11. Release of Lender

(a) Notwithstanding any other provision of any Loan Document, each Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the **"Releasing Parties"**), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or Insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the **"Released Parties"**), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Each Borrower acknowledges that the foregoing release is a material inducement to Lender's decision to extend to such Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loans.

(b) Each Borrower hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR," and further waives any similar rights under applicable laws.

14.12. Agent

Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Bank, and its successors and assigns ("CapitalSource Bank"), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource Bank to take all actions on its behalf under the provision of this Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder. CapitalSource Bank, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents. Each Borrower acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource Bank the right to act as Lender's agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents. Borrowers shall within ten Business Days after Lender's reasonable request, take such further actions, obtain such consents and

approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource Bank as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.

14.13. Concerning Joint and Several Liability of the Borrowers

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 14.13), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event any other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of Borrower under the provisions of this Section 14.13 constitute the full recourse Obligations of Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all Advances under the Revolving Facility, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender or under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its

Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender's duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason any Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any Borrower by reason of any other Borrower's insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower (if more than one) assents to any other action or delay in acting or failure to act on the part of Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 14.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 14.13, it being the intention of Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 14.13 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 14.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower or the Lender. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lender. Each Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis all information desired by such Borrower concerning the financial condition of each other Borrower and that each such Borrower will look to each other Borrower and not to Lender for such Borrower to keep adequately informed of changes in each of the other Borrower's respective financial conditions.

(f) Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including deeds of trust and assignments of rents. Lender may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Borrower agrees that Lender may exercise whatever rights and remedies it may have with respect to said real property security, all without affecting the liability of such Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender's right to proceed in any other form of action or against such Borrower or any other Borrower or other Person, or diminish the liability of such Borrower, or affect the right of Lender to proceed against such Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon such Borrower's rights of subrogation, reimbursement or indemnity, if any, against any other Borrower or any other Person.

(g) The provisions of this Section 14.13 are made for the benefit of the Lender and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefore may arise and without requirement on

the part of Lender or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 14.13 shall remain in effect until all of the Obligations shall have been Paid in Full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 14.13 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefore until such time as all of the Obligations have been Paid in Full. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any Borrower is hereby subordinated to the prior Payment in Full of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been Paid in Full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender and be paid over to Lender to be applied to repay the Obligations.

(j) Each Borrower, in the event it shall be held or deemed to be a guarantor of the Obligations of any other Borrower hereby expressly waives any rights and defenses that are or may become available to such Borrower by reason of Sections 2787 to 2855, inclusive, and Sections 2899 and 3433 of the California Civil Code. As provided by Section 14.1, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

14.14. [Reserved]

14.15. Agreement Controls

In the event of any inconsistency between this Agreement and any other Loan Documents, the terms of this Agreement shall control.

14.16. Taxes

(a) Subject to Section 14.16(f), any and all payments by or on account of any obligations of Borrower to Lender under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of Lender, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income, overall receipts or total capital of Lender by the jurisdiction in which Lender is organized or maintains a lending office or any political subdivision thereof, and (ii) any branch profits taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as **"Taxes"**).

(b) In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as **"Other Taxes"**).

(c) Subject to Section 14.16(f), Borrower shall indemnify and hold harmless Lender for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 14.16) paid or payable by Lender and any liability (other than any penalties, interest, additions, and expenses that accrue both after the 180th) day after the receipt by Lender of written notice of the assertion of such Taxes or Other Taxes and before the date that Lender provides Borrower with a certificate relating thereto pursuant to Section 14.16(i)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date Lender makes written demand therefor.

(d) If Borrower shall be required by applicable law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then, subject to Section 14.16(f):

(i) the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.16), Lender receives an amount equal to the sum it would have received had no such deductions been made;

(ii) Borrower shall make such deductions; and

(iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(e) Within 10 days after the date of any payment by Borrower of Taxes or Other Taxes to a Governmental Authority, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Lender.

(f) Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 14.16(d) to Lender or to indemnify Lender pursuant to Section 14.16(c) to the extent that (i) the obligation to withhold amounts with respect to United States Federal income tax existed on the date Lender became a party to this Agreement or, with respect to

payments to a lending office newly designated by Lender (a **"New Lending Office"**), the date Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (i) shall not apply to the extent the additional amounts Lender (or any assignee therefrom) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the additional amounts that the Person making the transfer, or Lender (or such assignee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; or (ii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that Lender is treated as a "conduit entity" within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, nothing contained in this clause (ii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the "conduit entity" is acting.

(g) If Borrower is required to pay additional amounts to or for the account of Lender pursuant to this Section 14.16, then Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a lending office from a different jurisdiction (if such a lending office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes, in the reasonable judgment of Lender, would not require Lender to disclose information Lender deems confidential and is not otherwise disadvantageous to Lender.

(h) If Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 14.16, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 14.16 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay the applicable refund to such Governmental Authority.

(i) Lender, if claiming reimbursement or compensation pursuant to this Section 14.16, shall deliver to Borrower a certificate setting forth in reasonable detail the amount payable to Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(j) The agreements and obligations of Borrower in this Section 14.16 shall survive the payment of all other Obligations.

14.17. Patriot Act

Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

ZYNEX, INC.

By: ______________________________
Name: **Thomas Sandgaard**
Its: **Chairman, CEO and President**

ZYNEX MEDICAL, INC.

By: ______________________________
Name: **Thomas Sandgaard**
Its: **President**

Address: 9990 Park Meadows Drive
Lone Tree, CO 80124
Attention: Thomas Sandgaard
Telephone: (800) 495-6670
Cellphone: (800) 495-6695
Email: tsandgaard@zynexmed.com

CAPITALSOURCE BANK

By: ______________________________
Name: ______________________________
Its: ______________________________

CapitalSource Bank
4445 Willard Avenue
Chevy Chase, Maryland 20815
Attention: Credit Administration
Telephone: (301) ______________
Facsimile: (301) ______________
E-mail: ______________________

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

ZYNEX, INC.

By: ______________________________
Name: ______________________________
Its: ______________________________

ZYNEX MEDICAL, INC.

By: ______________________________
Name: ______________________________
Its: ______________________________

Address: 9990 Park Meadows Drive
Lone Tree, CO 80124
Attention: Fritz G. Allison, CFO
Telephone: 303-703-4906 Ext 3020
Cellphone: 303-570-2603
Email: Fallison@zynexmed.com

CAPITALSOURCE BANK

By: ______________________________
Name: **Humberto Espada**
Its: **Bank Officer**

CapitalSource Bank
4445 Willard Avenue
Chevy Chase, Maryland 20815
Attention: Credit Administration
Telephone: (301) ______________
Facsimile: (301) ______________
E-mail: ______________________

EXHIBITS

Exhibit A	Form of Borrowing Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Officer's Certificate

EXHIBIT A

Form of Borrowing Certificate

BORROWING CERTIFICATE

dated as of ________________, 20__

ZYNEX MEDICAL, INC., a Colorado corporation, and **ZYNEX, INC.**, a Nevada corporation (individually and collectively, the **"Borrower"**), by the undersigned ____________________________, hereby certifies to Lender in accordance with the Revolving Credit and Security Agreement dated as of ________________, 2010, between Borrower and CAPITALSOURCE BANK, a California industrial bank (**"Lender"**) (as amended, restated, supplemented or modified from time to time, the **"Loan Agreement"** all capitalized terms not defined herein have the meanings given them in the Loan Agreement) and other Loan Documents that:

A. Borrowing Base and Compliance

Pursuant to the Loan Documents, Lender has been granted a lien on all Accounts of Borrower. The amounts, calculations and representations set forth below and on Schedule 1 are true and correct in all respects and were determined in accordance with the Loan Agreement and GAAP. All of the Accounts referred to (other than those entered as ineligible on Schedule 1) are Eligible Accounts. Attached are reports with detailed aging and categorizing of Borrower's accounts receivable and payables and supporting documentation with respect to the amounts, calculation and representations set forth on Schedule 1, all as reasonably requested by Lender pursuant to the Loan Agreement.

B. Borrowing Notice **(to be completed and effective only if Borrower is requesting an *Advance*)**

(1) In accordance with Sections 2.3 and 6.2(a) of the Loan Agreement, Borrower hereby irrevocably requests from Lender an Advance under the Revolving Facility pursuant to the Loan Agreement in the aggregate principal amount of $________ (**"Requested Advance"**) to be made on ________________, ________ (the **"Borrowing Date"**), which day is a Business Day.

(2) Immediately after giving effect to the Requested Advance, the aggregate outstanding principal amount of Advances will not exceed the lesser of (i) the Availability and (ii) the Facility Cap.

(3) Borrower certifies to Lender as of the applicable Borrowing Date (i) to the solvency of Borrower after giving effect to the Requested Advance and the transactions contemplated by the Loan Agreement and the other Loan Documents, and (ii) as to Borrower's financial resources and ability to meet its respective obligations and liabilities as they become due, to the effect that as of the applicable Borrowing Date and after giving effect to the Requested Advance and the transactions contemplated by the Loan Agreement and the other Loan Documents:

(a) the assets of Borrower, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person; and

(b) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower.

(4) Attached hereto are all consents, approvals and agreements from third parties necessary or desirable with respect to the requested Advance.

C. General Certifications

Borrower further certifies to Lender that: (a) the certifications, representations, calculations and statements herein will be true and correct as of the date hereof and on the Borrowing Date (if applicable); (b) all conditions and provisions of Section 6.2 and, if applicable, Section 6.1 of the Loan Agreement are as of the date hereof, and will be as of the Borrowing Date (if applicable), fully satisfied, including, without limitation, receipt by Lender of all fees, charges and expenses payable to Lender on or prior to such Borrowing Date pursuant to the Loan Documents; (c) Borrower has paid all payroll taxes through the payroll period ended ________; (d) since the delivery by Borrower of the last Borrowing Certificate, no Medicare or Medicaid recoupments and/or recoupments of any third-party payor are being sought, requested or claimed, or, to Borrower's knowledge, threatened against Borrower or Borrower's affiliates in excess of $10,000 singly or in the aggregate, except the following amounts: Medicare _______; Medicaid _______; Third-Party Payor _______.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the day first written above.

ZYNEX MEDICAL, INC.

Prepared by:

By:______________________ By:______________________
Name:____________________ Name:____________________
Title:_____________________ Title:_____________________

ZYNEX, INC.

Prepared by:

By:______________________ By:______________________
Name:____________________ Name:____________________
Title:_____________________ Title:_____________________

SCHEDULE 1

TO

ZYNEX MEDICAL, INC.

ZYNEX, INC.

BORROWING CERTIFICATE

For Period Ending – (/ /)

A Section A: A/R Availability	Medicare	Medicaid	Insurance	Private Pay	Total
1 Beginning A/R (from prev. certificate)					-
2 (+) Sales (New Collateral)					-
3 (+/-) Debit/Credit Memos					-
4 (+/-) Adjustments					-
5 (-) Posted A/R Collections					-
6 Ending A/R (Date ________)	0	0	0	0	-
7 Ineligible Receivables (A)				0	-
8 Eligible A/R	0	0	0	0	-
9 Liquidity Factor	0.0%	0.0%	0.0%	0.0%	
10 Net Eligible A/R	0	0	0	0	-
11 (-) Unposted A/R Collections					-
12 Adjusted Net A/R Availability					-
13 Advance Rate					85%
14 A/R Availability					-

B Section B: Gross Availability	
1 A/R Availability	-
2 (+) Approved Overadvance	-
3 (-) Reserves	-
4 Collateral Availability	-
5 Facility Cap	-
6 Gross Availability (lesser of Collateral Availability and Facility Cap)	-

C Section C: Revolving Loan	
1 Beginning Loan Balance (from previous borrowing certificate)	-
2 (-) Net A/R Collections (Attach reconciliation to Lines A5 and A11)	-
3 (-) Net Non-A/R Collections (Attach supporting detail)	-
4 (+/-) Adjustments (Attach supporting detail)	-
5 (+) Advance Request	-
6 Ending Loan Balance	-
7 Net Availability (Gross Availability less Ending Loan Balance)	-

(A) Attach a supporting schedule showing all Accounts that are not Eligible Accounts pursuant to the definitions in the Loan Agreement. If there is any discrepancy between the definition of Eligible Accounts as set forth in the Loan Agreement and any of the information set forth in this certificate, Schedule 1 or any supporting documentation, the provisions of the Loan Agreement shall control.

EXHIBIT B

Form of Compliance Certificate

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Date: [_________________]

This certificate (the **"Compliance Certificate"**) is given by **ZYNEX MEDICAL, INC.**, a Colorado corporation, and **ZYNEX, INC.**, a Nevada corporation (individually and collectively, the **"Borrower"**) pursuant to Section 8.1(a) of that certain Revolving Credit and Security Agreement, dated as of ____________, 2010 (as amended, restated, supplemented or modified from time to time, the **"Loan Agreement"**), by and between Borrower and CAPITALSOURCE BANK, a California industrial bank (**"Lender"**). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The officer executing this Compliance Certificate is the chief financial officer of Borrower and, as such, is duly authorized to execute and deliver this Compliance Certificate on behalf of Borrower. By so executing this Compliance Certificate, Borrower hereby certifies to Lender that:

(a) the financial statements delivered with this Compliance Certificate in accordance with Section 8.1(a) of the Loan Agreement, fairly present the consolidated results of operations and financial condition of the Borrower and its respective subsidiaries on a consolidated basis for the period(s) ending on and as of the dates of such financial statements;

(b) the Borrower has reviewed the relevant terms of the Loan Documents and the condition of the Borrower;

(c) no Default or Event of Default has occurred or is continuing, except as set forth in Schedule 2 hereto, which includes a description of the nature, status and period of existence of such Default or Event of Default, if any, and what action the Borrower has taken, is undertaking and proposes to take with respect thereto; and

(d) the Borrower is in compliance with all financial covenants set forth in the Loan Agreement and then applicable, as demonstrated, with respect to Annex I of the Loan Agreement by the calculations of such covenants in Schedule 1 hereto, except as set forth in Schedule 2.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed by its duly authorized officer on behalf of the Borrower this ____ day of _________ 2010.

ZYNEX MEDICAL, INC.

By: ___________________________
Name: __________________________
Title: ___________________________

ZYNEX, INC.

By: ___________________________
Name: __________________________
Title: ___________________________

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Date: ________________, 20__
For calendar month and Test Period ended ____________________

I. MINIMUM EBITDA

A. Net Income

1. Net income (or loss) $__________
2. Income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person $__________
3. Income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by any Borrower $__________
4. Income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary $__________
5. Compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof $__________
6. Compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income $__________
7. **Net Income**: (A.1) minus (A.2 through A.6) $__________

B. Interest Expense

1. Total interest expense (including attributable to Capital Leases in accordance with GAAP) and fees with respect to all outstanding Indebtedness including capitalized interest $__________
2. Commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements $__________
3. **Interest Expense**: (B.1) minus (B.2) $__________

C. Taxes on income, whether paid, payable or accrued $__________

D. Depreciation expense $__________

E. Amortization expense $__________

F. All other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business $__________

G. Loss from any sale of assets, other than sales in the ordinary course of business $__________

H. Gains from any sale of assets, other than sales in the ordinary course of business $__________

I. Other extraordinary or non-recurring gains $__________

J. **EBITDA**: (A.7) plus (B.3) and (C through G) minus (H and I)

K. **MINIMUM EBITDA** for the applicable period required under the Loan Agreement $__________

L. **COMPLIANCE** ___Yes/___No

II. FIXED CHARGE COVERAGE RATIO

A. **EBITDA** *(See EBITDA calculation, (II.B.3.J)*

B. **Fixed Charges**

1. **Total Debt Service**
   - a. Payments of principal on Indebtedness $__________
   - b. Interest Expense (II.B.3) $__________
   - c. **Total Debt Service**: (B.1.a) plus (B.1.b) $__________
2. Capital Expenditures and management and service fees $__________
3. Income taxes paid in cash or accrued $__________
4. Dividends paid or accrued or declared $__________
5. **Fixed Charges**: Sum of (B.1.c) through (B.4) $__________

C. **FIXED CHARGE COVERAGE RATIO**: (A) divided by (B.5) $__________

D. **MINIMUM RATIO REQUIRED** $__________

E. **COMPLIANCE** ___Yes/___No

III. CASH VELOCITY

A. Collections of Borrower's Accounts $__________

B. **MINIMUM REQUIRED:** $__________

C. **COMPLIANCE:** ___Yes/___No

IV. MINIMUM LIQUIDITY

A. Unrestricted Cash on hand $__________

B. Unrestricted Cash Equivalents $__________

C. Available Cash on hand $__________

D. COMPLIANCE: (As evidenced by bank statements attached as detail) ___Yes/___No

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Date: ________________ __, 20__

CONDITIONS OR EVENTS WHICH CONSTITUTE
A DEFAULT OR AN EVENT OF DEFAULT

If any condition or event exists that constitutes a Default or an Event of Default, specify nature and period of existence and what action the Borrower has taken, is taking or proposes to take with respect thereto; if no such condition or event exists, state "None."

EXHIBIT C

Form of Solvency Certificate

SOLVENCY CERTIFICATE

ZYNEX, INC.

The undersigned, ______________________, hereby certifies that he is the Chief Financial Officer of **ZYNEX MEDICAL, INC.** a Colorado corporation (the **"Company"**), and that he makes this certificate on behalf of the Company pursuant to Section 6.1 of that certain Revolving Credit and Security Agreement dated as of ________________, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the **"Agreement"**), by and between the Company and CapitalSource Bank, a California industrial bank, and further certifies to the solvency of the Company after giving effect to the transactions and the Indebtedness contemplated by the Agreement and the other Loan Documents and as to the Company's financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and after giving effect to the transactions and the Indebtedness contemplated by the Agreement and the other Loan Documents:

(1) the assets of the Company, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company; and

(2) no unreasonably small capital base with which to engage in the Company's anticipated business exists with respect to the Company.

Capitalized terms used herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of ___________________, 2010.

ZYNEX MEDICAL, INC.

By: ______________________________
Name: ______________________________
Title: Chief Financial Officer

I, __________________, as Secretary of the Company, do hereby certify that ______________________ is the duly elected, qualified and acting Chief Financial Officer of the Company, and that the signature of ________________ forth above is his true and correct signature.

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be duly executed this ___ day of ___________________________, 2010.

ZYNEX MEDICAL, INC.

By: ______________________________
Name: ______________________________
Title: Secretary

EXHIBIT D

Form of Officer's Certificate

OFFICER'S CERTIFICATE

The undersigned, ________________, certifies that he is the chief executive officer of **ZYNEX, INC.**, a Nevada corporation (**"Borrower"**), makes this certificate in connection with and pursuant to Section 6.1 of the Revolving Credit and Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the **"Loan Agreement"**) between Borrower and CAPITALSOURCE BANK, a California industrial bank (**"Lender"**), and certifies to Lender as follows:

All conditions and provisions of Article VI of the Loan Agreement are fully satisfied, including receipt by Lender of all fees, charges and expenses payable to Lender on or prior to the date hereof pursuant to the Loan Documents. In furtherance of and without limiting the foregoing, as of the date hereof, (A) the Loan Documents, other documents required pursuant thereto and security interests and Liens created thereby are in full force and effect, (B) each representation and warranty of the Borrower in the Loan Documents is true and correct in all material respects as if made on and as of the date hereof (except where such representation or warranty is otherwise expressly made as of a particular date, in which case it is, was or will be true and correct on and as of such other date), before and after giving effect to the making of the Initial Advance and/or the consummation of the transactions to be consummated on the date hereof, (C) the Borrower is in compliance with all, and not in violation, breach or default of any, covenants, agreements and/or other provisions of any of the Loan Documents, (D) no Default or Event of Default under any Loan Document has occurred and is continuing or exists on the date hereof or would exist after giving effect to the Initial Advance and/or the consummation of the transactions to be consummated on the date hereof, (E) the Borrower is in compliance with the provisions of Annex I of the Loan Agreement, (F) no Material Adverse Change has occurred and there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, individually or in the aggregate, could constitute a Material Adverse Change, (G) no material adverse deviation from the financial projections of the Borrower previously furnished to Lender has occurred, and (H) no event(s), fact(s), condition(s) or circumstance(s) has occurred which, individually or in the aggregate, make it improbable that the Borrower will be able to observe or perform in all material respects any of the Obligations under the Loan Documents.

Capitalized terms used, but not defined herein, shall have the meanings given such terms in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Officer's Certificate to be executed as of ____________________, 2010.

ZYNEX, INC.

By: ______________________________
Name: ____________________________
Title: _____________________________

ANNEX I

FINANCIAL COVENANTS

1) Minimum EBITDA

For each Test Period, measured as of the last day of each calendar month ending after the Closing Date, EBITDA shall for the Test Period ending on the date set forth below not be less than the amount set forth opposite such date:

Date	EBITDA
March 31, 2010	$750,000
April 30, 2010	$850,000
May 31, 2010	$850,000
June 30, 2010	$850,000
July 31, 2010	$1,000,000
on the last day of each calendar month thereafter	$1,000,000

2) Minimum Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

For each Test Period, measured as of the last day of each calendar month ending after Closing, the Fixed Charge Coverage Ratio shall not be less than 1.1 to 1.00.

3) Minimum Cash Velocity

For each Test Period, measured as of the last day of each calendar month ending after the Closing Date, Collections of Accounts of Borrowers collectively shall not be less than the greater of (a) 95% of Borrowers' net revenue for the Revenue Period and (b) the amount set forth opposite such date:

Date	Collections
March 31, 2010	$3,500,000
April 30, 2010	$4,000,000
May 31, 2010	$4,250,000
June 30, 2010	$4,750,000
July 31, 2010	$5,250,000

August 31, 2010	$5,750,000
September 30, 2010	$6,250,000
October 31, 2010	$6,750,000
November 30, 2010	$7,250,000
December 31, 2010	$7,500,000
on the last day of each calendar month thereafter	$7,500,000

; provided, that, upon any violation of or failure to comply with this covenant, Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

4) Minimum Liquidity

As of Closing and at all times thereafter, Minimum Liquidity shall not be less than $300,000.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

"Capital Expenditures" shall mean, for any Test Period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the Test Period that are or should be treated as capital expenditures under GAAP.

"Cash Equivalents" shall mean, as of any date of determination, (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services (**"S&P"**) is at least A-2 or the equivalent thereof or from Moody's Investors Service, Inc. (**"Moody's"**) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an **"Approved Bank"**), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

"EBITDA" shall mean, for any period, the sum, without duplication, of the following for Borrower collectively on a consolidated basis: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains, in each case determined in accordance with GAAP.

"Fixed Charge Coverage Ratio" shall mean, as of any date of determination, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period ended of as of such date, to (b) Fixed Charges for the Test Period ended as of such date.

"Fixed Charges" shall mean, for any period, the sum of the following for Borrower collectively on a consolidated basis for such period: (a) Total Debt Service, (b) Capital Expenditures, (c) income taxes paid in cash or accrued, and (d) dividends and Distributions paid or accrued or declared.

"Interest Expense" shall mean, for any period, for Borrower collectively on a consolidated basis for such period: (a) total interest expense (including without limitation attributable to Capital Leases in accordance with GAAP), (b) fees with respect to all outstanding Indebtedness including capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

"Interest Rate Agreement" shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

"Minimum Liquidity" shall mean, as of any date of determination, the sum of the following for Borrower collectively on a consolidated basis as of such date: (a) unrestricted cash on hand, plus (b) unrestricted Cash Equivalents, plus (c) unused Availability.

"Net Income" shall mean, for any period, the net income (or loss) of Borrower collectively on a consolidated basis determined in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

"Revenue Period" shall mean, for any Test Period, the three calendar month period (taken as one accounting period) commencing the first day of the calendar month of the fourth month immediately preceding the first month of the Test Period. By way of example, the Revenue Period for the Test Period ending June 30, 2010 shall consist of the three calendar months ending December 31, 2009, January 31, 2010, and February 28, 2010.

"Test Period" shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

"Total Debt" shall mean, as of any date of determination, for Borrower collectively on a consolidated basis, total Indebtedness as of such date.

"Total Debt Service" shall mean, for any period, the sum of the following for Borrower collectively on a consolidated basis: (i) payments of principal on Indebtedness for such period, plus (ii) Interest Expense for such period.